Consent of Independent Auditors

We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated February 3, 2000 with respect to the financial statements of IDS Life Insurance Company of New York included in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-4, No. 333-91691) and related Prospectus for the registration of the American Express Retirement Advisor Variable Annuity Contracts to be offered by IDS Life Insurance Company of New York.





/s/Ernst & Young LLP
Ernst & Young LLP
Minneapolis, Minnesota
July 7, 2000